HL-333659

Certificate Of Incorporation

I, ***FLOSSIEBELL M. MARAGH*** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

Cine Top Culture Holdings Limited

影高文化控股有限公司

When translated in English is,
(Ying Gao Culture Holdings Limited)

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 27th day of February Two Thousand Eighteen

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Given under my hand and Seal at George Town in the Island of Grand Cayman this 27th day of February Two Thousand Eighteen

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 720935618077
www.verify.gov.ky
05 March 2018